U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Tollefson                      Louise                 B.
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   (Last)                           (First)             (Middle)

     18665 S.E. Village Circle
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                                    (Street)

   Tequesta                           FL                 33469
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     NYMAGIC, Inc. ("NYM")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     March/2000

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                             6.
                                                               4.                             5.             Owner-
                                                               Securities Acquired (A) or     Amount of      ship
                                                  3.           Disposed of (D)                Securities     Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                                    2.            Code         ------------------------------ Owned at End   (D) or    Indirect
1.                                  Transaction   (Instr. 8)                   (A)            of Month       Indirect  Beneficial
Title of Security                   Date          ------------     Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)     Code     V                  (D)            and 4)         (Instr.4) (Instr. 4)
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

Common Stock, par value $1.00
  per share                         3/31/00        J(1)            366,972     A      N/A                    D
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Common Stock, par value $1.00
  per share                         3/31/00        J(2)            366,972     D      N/A                    D
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Common Stock, par value $1.00
  per share                         3/31/00        J(3)            366,972     A      N/A                    I         By Spouse
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Common Stock, par value $1.00
  per share                         3/31/00        J(4)            366,972     D      N/A                    I         By Spouse
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Common Stock, par value $1.00                                                                                          As life bene-
  per share                                                                                   1,080,667      I         ficiary under
                                                                                                                       Louise B.
                                                                                                                       Tollefson
                                                                                                                       Florida In-
                                                                                                                       tangible Tax
                                                                                                                       Trust dated
                                                                                                                       12/9/98
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Common Stock, par value $1.00                                                                                          As life bene-
  per share                                                                                      96,600      I         ficiary under
                                                                                                                       Louise B.
                                                                                                                       Tollefson
                                                                                                                       Charitable
                                                                                                                       Remainder
                                                                                                                       Unitrust
                                                                                                                       dated 3/24/98
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Common Stock, par value $1.00
  per share                                                                                       4,564      D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

No derivative
  securities owned.
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
Explanation of Responses:

(1) This transaction consisted of a transfer from the Louise B. Tollefson Florida Intangible Tax Trust dated 12/9/98 of 366,972 shares to the Reporting Person.

(2) This transaction consisted of a transfer from the Reporting Person of 366,972 shares to the Louise B. Tollefson Charitable Lead Annuity Trust dated 3/30/00, Robert G. Simses and First Union National Bank, co-trustees.

(3) This transaction consisted of a transfer from the Louise B. Tollefson Florida Intangible Tax Trust dated 12/9/98 of 366,972 shares to the spouse of the Reporting Person.

(4) This Transaction consisted of a transfer from the spouse of the Reporting Person of 366,972 shares to the Bennett H. Tollefson Charitable Lead Unitrust dated 3/30/00, Robert G. Simses and First Union National Bank, co-trustees.


/s/ LOUISE B. TOLLEFSON                                      April 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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